Exhibit 99.01

FOR IMMEDIATE RELEASE                                Contact: David A. Garrison
Website: http://www.arthrt.com                                    (978) 602-1436

August 12, 2011
ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES SECOND QUARTER RESULTS
Operating Results Negatively Impacted by Startup Operating Expenses for WirelessDx

Fitchburg, MA
Arrhythmia Research Technology, Inc. (the “Company”) (NYSE AMEX: HRT) and its subsidiaries reported total revenue of $6,018,000 and net loss of $255,000 for the three months ended June 30, 2011 compared to total revenue of $5,782,000 and net income of $219,000 for the same quarter of 2010. Net loss per share for the three months ended June 30, 2011 was $0.09 per share compared to $0.08 in earnings per share for the same period in 2010. Total revenue increased by 4.1% while net income decreased by 216% and earnings per share decreased by 213% in the three months ended June 30, 2011 as compared to the same period in 2010.
For the six months ended June 30, 2011, total revenue was $12,201,000 and net loss was $227,000 as compared to total revenue of $11,368,000 and net income of $321,000 for the same period in 2010. Net loss per share for the six months ended June 30, 2011 was $0.08 as compared to earnings per share of $0.12 for the same period in 2010. Total revenue increased by 7.3% while net income decreased by 171% and earnings per share decreased by 167% in the six months ended June 30, 2011 as compared to the same period in 2010.
James E. Rouse, the Company's President and CEO, commented, “Micron Products' sensor business continued its solid sales and profit trend from the first quarter of 2011. Higher than expected sensor sales revenue, primarily a result of the escalating price of silver, was nonetheless offset by lower than expected sales of defense-related products by its Micron Integrated Technology's (MIT) division. The Company's Predictor® software and medical monitoring services, remained challenging. As was the case in the first quarter of 2011, there were no sales of Predictor software during the second quarter. Anticipated orders have been delayed and, as a result, we do not expect revenue from software sales for the balance of 2011. Predictor sales and development efforts are continuing and we are optimistic sales activity will occur in 2012. Our start-up medical services subsidiary, WirelessDx, was the primary contributor to the net loss for the quarter and year to date, resulting in our first quarterly loss in over ten years.
"Although WirelessDx is continuing to gain traction in the outpatient diagnostic services market, the pace of sales and implementation was slower than anticipated. We are pleased that second quarter 2011 mobile cardiac telemetry diagnostic revenues, although not significant, marked the third consecutive quarter of increasing diagnostic sales and that WirelessDx reported initial revenues from a leading national sub-acute care facility based provider. However, the increase in personnel and operating expenses necessary to expand the WirelessDx business and the expected timing lag in revenues resulted in an approximate $550,000 operating loss for this subsidiary for the quarter. WirelessDx continues to focus its marketing efforts on medical service providers and institutions that benefit from wireless patient monitoring techniques. We expect WirelessDx expenses and capital expenditures to impact consolidated operating results and cash through 2011 and into 2012 as business development, implementation and anticipated revenues accelerate. The Company's balance sheet remains strong, as evidenced by our semi-annual dividend, and we are confident that our continuing investments in our current business development programs will position the Company to take advantage of the prospects for near and long term growth from our diverse lines of business, especially in its Micron Products and WirelessDx subsidiaries."

About Arrhythmia Research Technology, Inc.
The Company through its wholly-owned subsidiary, Micron Products, Inc., manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes. Micron's MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging. MIT manufactures custom injection molded products for medical, electronic, industrial and consumer applications, and provides high end mold design, manufacturing and precision machining for various industries. The Company's wholly-owned subsidiary, RMDDxUSA Corp. and its Canadian subsidiary, RMDDx Corporation, branded "WirelessDx", is dedicated to the development and commercialization of medical devices and services, medical information technology, medical diagnostics and remote patient monitoring through wireless, Internet and telecommunication technologies. The Company's products also include a customizable proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias and that is reconfigurable for a variety of hardware platforms.
For more information please check our websites:
http://www.arthrt.com                 http://www.micronproducts.com
http://www.micronintegrated.com            http://www.WirelessDx.com
Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: our ability to maintain our current pricing model and/or decrease our cost of sales; continued availability of supplies or materials used in manufacturing at competitive prices; volatility in commodity and energy prices and our ability to offset higher costs with price increases; the costs inherent with complying with new statutes and regulations; variability of customer delivery requirements; our ability to efficiently integrate future acquisitions and other new lines of business that the Company may enter in the future. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010.